                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                             THE UNIMARK GROUP, INC.
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)


                                   904789 10 4
                                 (CUSIP Number)


                              Rafael Vaquero Bazan
                                The UniMark House
                                  P.O. Box 229
                               Argyle, Texas 76226
                                 (817) 491-2992
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                February 18, 1998
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]. Note:
Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP NO.  904789 10 4
                                                                    PAGE 2 OF 15
                                                    Filed Pursuant to Rule 13D-1

(1)      NAME OF REPORTING PERSON                                                              Asesorias Garza Jasso,S.C.
         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON

(2)      CHECK THE APPROPRIATE BOX IF A                                                                         (a) [ ]
         MEMBER OF A GROUP (SEE INSTRUCTIONS)                                                                   (b) [X]

(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS (SEE ITEM 3)                                                                                00

(5)      CHECK IF DISCLOSURE OF LEGAL                                                                               [ ]
         PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION                                                                    Mexico

NUMBER OF        (7)      SOLE VOTING POWER (SEE ITEM 5)                                                              0
SHARES
BENEFICIALLY     (8)      SHARED VOTING POWER                                                                   500,000
OWNED BY
EACH             (9)      SOLE DISPOSITIVE POWER (SEE ITEM 5)                                                         0
REPORTING
PERSON           (10)     SHARED DISPOSITIVE POWER                                                              500,000


(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED                                                                    500,000
         BY EACH REPORTING PERSON (SEE ITEM 5)

(12)     CHECK IF THE AGGREGATE AMOUNT IN ROW                                                                       [X]
         (11) EXCLUDES CERTAIN SHARES

(13)     PERCENT OF CLASS REPRESENTED BY                                                                            5.8%
         AMOUNT IN ROW (11)

(14)     TYPE OF REPORTING PERSON                                                                                    CO

--------------------------------------
(1) Each of the Scheduled Persons listed in Annex 1 hereto share voting and investment power with respect to the shares owned by Asesorias Garza Jasso, S.C.

                                  SCHEDULE 13D

CUSIP NO.  904789 10 4
                                                                    PAGE 3 OF 15
                                                    Filed Pursuant to Rule 13D-1

(1)      NAME OF REPORTING PERSON                                                                    Rafael Vaquero Bazan
         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON

(2)      CHECK THE APPROPRIATE BOX IF A                                                                         (a) [ ]
         MEMBER OF A GROUP (SEE INSTRUCTIONS)                                                                   (b) [X]

(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS (SEE ITEM 3)                                                                               00

(5)      CHECK IF DISCLOSURE OF LEGAL                                                                               [ ]
         PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION                                                                   Mexico

NUMBER OF        (7)      SOLE VOTING POWER (SEE ITEM 5)                                                       226,236
SHARES
BENEFICIALLY     (8)      SHARED VOTING POWER                                                                  500,000(2)
OWNED BY
EACH             (9)      SOLE DISPOSITIVE POWER (SEE ITEM 5)                                                  226,236
REPORTING
PERSON           (10)     SHARED DISPOSITIVE POWER                                                             500,000


(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED                                                                   726,236
         BY EACH REPORTING PERSON (SEE ITEM 5)

(12)     CHECK IF THE AGGREGATE AMOUNT IN ROW                                                                       [X]
         (11) EXCLUDES CERTAIN SHARES

(13)     PERCENT OF CLASS REPRESENTED BY                                                                           8.4%
         AMOUNT IN ROW (11)

(14)     TYPE OF REPORTING PERSON                                                                                   IN

---------------------------------------
(2) Mr. R. Vaquero shares voting and investment power with each of the Scheduled Persons listed in Annex 1 as attached hereto with respect to the shares owned by Asesorias Garza Jasso, S.C.

                                  SCHEDULE 13D

CUSIP NO.  904789 10 4
                                                                    PAGE 4 OF 15
                                                    Filed Pursuant to Rule 13D-1

(1)      NAME OF REPORTING PERSON                                                                   Eduardo Vaquero Bazan
         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON

(2)      CHECK THE APPROPRIATE BOX IF A                                                                           (a) [ ]
         MEMBER OF A GROUP (SEE INSTRUCTIONS)                                                                     (b) [X]

(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS (SEE ITEM 3)                                                                                  00

(5)      CHECK IF DISCLOSURE OF LEGAL                                                                                 [ ]
         PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION                                                                      Mexico

NUMBER OF        (7)      SOLE VOTING POWER (SEE ITEM 5)                                                           42,981
SHARES
BENEFICIALLY     (8)      SHARED VOTING POWER                                                                 500,000 (3)
OWNED BY
EACH             (9)      SOLE DISPOSITIVE POWER (SEE ITEM 5)                                                      42,981
REPORTING
PERSON           (10)     SHARED DISPOSITIVE POWER                                                                500,000


(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED                                                                      542,981
         BY EACH REPORTING PERSON (SEE ITEM 5)

(12)     CHECK IF THE AGGREGATE AMOUNT IN ROW                                                                         [X]
         (11) EXCLUDES CERTAIN SHARES

(13)     PERCENT OF CLASS REPRESENTED BY                                                                             6.3%
         AMOUNT IN ROW (11)

(14)     TYPE OF REPORTING PERSON                                                                                      IN

----------------------------------
(3) Mr. E. Vaquero shares voting and investment power with each of the Scheduled Persons listed in Annex 1 as attached hereto with respect to the shares owned by Asesorias Garza Jasso, S.C.

                                  SCHEDULE 13D

CUSIP NO.  904789 10 4
                                                                    PAGE 5 OF 15
                                                    Filed Pursuant to Rule 13D-1

(1)      NAME OF REPORTING PERSON                                                                    Pedro Vaquero Garcia
         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON

(2)      CHECK THE APPROPRIATE BOX IF A                                                                           (a) [ ]
         MEMBER OF A GROUP (SEE INSTRUCTIONS)                                                                     (b) [X]

(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS (SEE ITEM 3)                                                                                  00

(5)      CHECK IF DISCLOSURE OF LEGAL                                                                                 [ ]
         PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION                                                                      Mexico

NUMBER OF        (7)      SOLE VOTING POWER (SEE ITEM 5)                                                           63,000
SHARES
BENEFICIALLY     (8)      SHARED VOTING POWER                                                                 500,000 (4)
OWNED BY
EACH             (9)      SOLE DISPOSITIVE POWER (SEE ITEM 5)                                                      63,000
REPORTING
PERSON           (10)     SHARED DISPOSITIVE POWER                                                                500,000


(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED                                                                      563,000
         BY EACH REPORTING PERSON (SEE ITEM 5)

(12)     CHECK IF THE AGGREGATE AMOUNT IN ROW                                                                        [X]
         (11) EXCLUDES CERTAIN SHARES

(13)     PERCENT OF CLASS REPRESENTED BY                                                                             6.5%
         AMOUNT IN ROW (11)

(14)     TYPE OF REPORTING PERSON                                                                                      IN

-----------------------------------
(4) Mr. P. Vaquero shares voting and investment power with each of the Scheduled Persons listed in Annex 1 as attached hereto with respect to the shares owned by Asesorias Garza Jasso, S.C.

                                  SCHEDULE 13D

CUSIP NO.  904789 10 4
                                                                    PAGE 6 OF 15
                                                    Filed Pursuant to Rule 13D-1

(1)      NAME OF REPORTING PERSON                                                                  Fernando Camacho Casas
         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON

(2)      CHECK THE APPROPRIATE BOX IF A                                                                           (a) [ ]
         MEMBER OF A GROUP (SEE INSTRUCTIONS)                                                                     (b) [X]

(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS (SEE ITEM 3)                                                                                  00

(5)      CHECK IF DISCLOSURE OF LEGAL                                                                                 [ ]
         PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION                                                                      Mexico

NUMBER OF        (7)      SOLE VOTING POWER (SEE ITEM 5)                                                          206,565
SHARES
BENEFICIALLY     (8)      SHARED VOTING POWER                                                                 500,000 (5)
OWNED BY
EACH             (9)      SOLE DISPOSITIVE POWER (SEE ITEM 5)                                                     206,565
REPORTING
PERSON           (10)     SHARED DISPOSITIVE POWER                                                                500,000


(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED                                                                      706,565
         BY EACH REPORTING PERSON (SEE ITEM 5)

(12)     CHECK IF THE AGGREGATE AMOUNT IN ROW                                                                        [X]
         (11) EXCLUDES CERTAIN SHARES

(13)     PERCENT OF CLASS REPRESENTED BY                                                                            8.2%
         AMOUNT IN ROW (11)

(14)     TYPE OF REPORTING PERSON                                                                                      IN

-----------------------------
(5) Mr. Camacho shares voting and investment power with each of the Scheduled Persons listed in Annex 1 as attached hereto with respect to the shares owned by Asesorias Garza Jasso, S.C.

                                  SCHEDULE 13D

CUSIP NO.  904789 10 4
                                                                    PAGE 7 OF 15
                                                    Filed Pursuant to Rule 13D-1

(1)      NAME OF REPORTING PERSON                                                                    Jose Martinez Brohez
         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON

(2)      CHECK THE APPROPRIATE BOX IF A                                                                           (a) [ ]
         MEMBER OF A GROUP (SEE INSTRUCTIONS)                                                                     (b) [X]

(3)      SEC USE ONLY

(4)      SOURCE OF FUNDS (SEE ITEM 3)                                                                                  00

(5)      CHECK IF DISCLOSURE OF LEGAL                                                                                 [ ]
         PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)

(6)      CITIZENSHIP OR PLACE OF ORGANIZATION                                                                      Mexico

NUMBER OF        (7)      SOLE VOTING POWER (SEE ITEM 5)                                                           46,800
SHARES
BENEFICIALLY     (8)      SHARED VOTING POWER                                                                 500,000 (6)
OWNED BY
EACH             (9)      SOLE DISPOSITIVE POWER (SEE ITEM 5)                                                      46,800
REPORTING
PERSON           (10)     SHARED DISPOSITIVE POWER                                                                500,000


(11)     AGGREGATE AMOUNT BENEFICIALLY OWNED                                                                      546,800
         BY EACH REPORTING PERSON (SEE ITEM 5)

(12)     CHECK IF THE AGGREGATE AMOUNT IN ROW                                                                         [X]
         (11) EXCLUDES CERTAIN SHARES

(13)     PERCENT OF CLASS REPRESENTED BY                                                                            6.36%
         AMOUNT IN ROW (11)

(14)     TYPE OF REPORTING PERSON                                                                                      IN

-----------------------------------------
(6) Mr. Brohez shares voting and investment power with each of the Scheduled Persons listed in Annex 1 as attached hereto with respect to the shares owned by Asesorias Garza Jasso, S.C.

                                  SCHEDULE 13D

CUSIP NO.  904789 10 4
                                                                    PAGE 8 OF 15
                                                    Filed Pursuant to Rule 13D-1


ITEM 1.  SECURITY AND ISSUER

         This Amendment No. 1 to Schedule 13D relates to the common stock, par value $.01 per share, of The UniMark Group, Inc., a Texas corporation. Its principal executive offices are located at UniMark House, Bartonville, Texas 76226.

         This Amendment No. 1 supplementally amends the initial statement on
Schedule 13D dated February 27, 1998 (the "Initial Statement"), filed by Asesorias Garza Jasso, S.C. This Amendment No. 1 is being filed by Asesorias Garza Jasso, S.C. to include Exhibit 7D, a fair and accurate English translation of the first amendment to the General Partnership Agreement, pursuant to Rule 306 of Regulation S-T of the Securities Act of 1933, as amended, which was omitted from the filing of the Initial Statement. The Initial Statement is supplementally amended as follows.


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

         Exhibit 7A --              Stock Purchase Agreement between Jorn Budde
                                    and Asesorias Garza Jasso, S.C. (1)

         Exhibit 7B --              Promissory Note between Asesorias Garza
                                    Jasso, S.C. and Jorn Budde (1)

         Exhibit 7C --              Pledge Agreement between Asesorias Garza
                                    Jasso, S.C. and Jorn Budde (1)

         Exhibit 7D --              English translation of the first amendment
                                    of the General Partnership Agreement,
                                    pursuant to Rule 306 of Regulation S-T of
                                    the Securities Act of 1933, as amended (2)
         ----------------------------------------
         (1) Filed with the initial statement on Schedule 13D dated February 27, 1998, filed by Asesorias Garza Jasso, S.C.
         (2)      Filed herewith.

                                  SCHEDULE 13D

CUSIP NO.  904789 10 4
                                                                    PAGE 9 OF 15
                                                    Filed Pursuant to Rule 13D-1


                                    SIGNATURE

         After reasonable inquiry, I certify that to the best of my knowledge and belief the information set forth in this statement is true, complete and correct.

Dated:  October 15, 1998

                                          ASESORIAS GARZA JASSO, S.C.


                                          By:  /s/ Rafael Vaquero Bazan
                                               ---------------------------------
                                               Rafael Vaquero Bazan
                                               General Partner

                                 EXHIBIT INDEX

           EXHIBIT
           NUMBER             DESCRIPTION
           ------             -----------
         Exhibit 7A --        Stock Purchase Agreement between Jorn Budde
                              and Asesorias Garza Jasso, S.C. (1)

         Exhibit 7B --        Promissory Note between Asesorias Garza
                              Jasso, S.C. and Jorn Budde (1)

         Exhibit 7C --        Pledge Agreement between Asesorias Garza
                              Jasso, S.C. and Jorn Budde (1)

         Exhibit 7D --        English translation of the first amendment
                              of the General Partnership Agreement,
                              pursuant to Rule 306 of Regulation S-T of
                              the Securities Act of 1933, as amended (2)

         --------------

         (1) Filed with the initial statement on Schedule 13D dated February 27, 1998, filed by Asesorias Garza Jasso, S.C.

         (2)      Filed herewith.